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                                                         EXHIBIT 23.9

The Board of Directors
Americom Paging Corporation:

We consent to incorporation by reference in the Registration Statement
(No. 33-00000) on Form S-3 of ProNet Inc. and the related Prospectus of
ProNet Inc. for the registration of 2,000,000 shares of its common stock with respect to the balance sheet of Americom Paging Corporation as of December 31, 1994, and the related statements of operations, changes in shareholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 1994, which report appears in the Form 8-K of ProNet Inc. dated July 7, 1995 and to the reference to our firm under the heading "Experts" in the Form S-3 of ProNet Inc. and the related Prospectus of ProNet Inc. for the registration of 2,000,000 shares of its common stock.

Our report dated April 17, 1995, contains an explanatory paragraph that states that the Americom Paging Corporation has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                        /s/ KPMG PEAT MARWICK LLP
                                        -------------------------
                                        KPMG Peat Marwick LLP

Houston, Texas
July 19, 1995